                                         Exhibit 12.1   Ratio of Earnings to Fixed Charges.
                                                                            For the Years Ended
                                                  ------------------------------------------------------------------------
                                                  February 28,   February 28,   February 29,   February 28,   February 28,
                                                      1994           1995           1996           1997           1998
                                                  ------------   ------------   ------------   ------------   ------------
Pretax loss from continuing operations.......      $(13,884)      $(30,614)      $(91,311)     $(138,825)     $(263,441)
Add back:  losses from less-than-50%-owned
  persons....................................         2,024          4,288         26,631         17,879         18,769

Less: losses from less-than-50%-owned
  persons where the registrant has
  guaranteed debt:
 Teleport....................................          (925)          (126)            --             --             --
 Swedish Cable...............................          (345)           (65)            --             --             --
                                                   --------       --------       --------      ---------      ---------

                                                    (13,130)       (26,517)       (64,680)      (120,946)      (244,672)
Fixed charges:
Interest, whether expensed or
   capitalized, including amortization
   of deferred financing costs...............           637          9,328         36,045         79,659        124,288
                                                   --------       --------       --------      ---------      ---------

Adjusted earnings............................       (12,493)       (17,189)       (28,635)       (41,287)      (120,384)
Fixed charges................................          (637)        (9,328)       (36,045)       (79,659)      (124,288)
                                                   --------       --------       --------      ---------      ---------
Ratio of earnings to fixed charges...........

Amount of coverage deficiency................      $(13,130)      $(26,517)      $(64,680)     $(120,946)     $(244,672)
                                                   ========       ========       ========      =========      =========